Exhibit 10.1

AMENDMENT TO MANAGEMENT AGREEMENT BY AND

BETWEEN

EDISON NATION, INC., SCALEMATIX, LLC, SRM

ENTERTAINMENT, LLC AND TCBM HOLDINGS, LLC

DATED AUGUST 12, 2019

This Amendment (this “Amendment”), dated and effective December 28, 2020, is by and between Vinco Ventures, Inc. (formerly Edison Nation, Inc., its wholly-owned subsidiaries Scalematix, LLC and SRM Entertainment, LLC (collectively “the Company”), TCBM Holdings LLC, and Graphene Holdings, LLC and its owner Timothy Cabrera.

Witnesseth:

WHEREAS, Consultant and the Companies are mutually desirous of amending the Management Agreement by and Between Edison Nation, Inc., Scalematix, LLC, and TCBM Holdings, LLC dated August 12, 2019 in order to transfer all benefits and obligations thereunder from TCBM Holdings LLC to Graphene Holdings, LLC and its owner Timothy Cabrera, and to redefine and supplement the services to be provided by Consultant as well as the Term and payment provisions therefor;

NOW, THEREFORE, the parties unanimously hereby amend the Agreement as follows:

Vinco Ventures, Inc. accepts the benefits and obligations of the Companies under the Agreement and subscribes to this Amendment.

TCBM Holdings, LLC affirms its accrued benefits and obligations under the Agreement and delegates all continuing benefits and obligations after this Amendment to Graphene Holdings, LLC and its owner Timothy Cabrera;

Graphene Holdings, LLC and its owner Timothy Cabrera affirms and accepts its delegated benefits and obligations under this Amendment and shall henceforth be known as the “Consultant.”

IN ADDITION, the Parties unanimously hereby amend the Agreement as follows: Section 1, Services shall be deleted in its entirety and replaced with the following:

1.	Services: Commencing on the date of this Amendment, the Company hereby retains Consultant to provide certain services required of the Company.

a)	Pursuant to the terms and conditions set forth in the Agreement, the Services provided by the Consultant shall include, but are not limited to the following:

I.	Day to day oversight and management of PopNation.com and other websites that may be agreed upon.
II.	Create and manage software development teams.
III.	Management of Content generation teams.
IV.	Create and Manage Ad spend budgets.
V.	Management of Media Viewership.
VI.	Management of Funnel creation.
VII.	Provide oversite and management of expenses and billing of 1a.
VIII.	Provide oversite and management for Software & Developmental.

Section 2. Term shall be deleted in its entirety and replaced with the following:

2. Term. The renewal term of the Agreement shall commence on the date of this Amendment and shall continue for five (5) years, unless earlier terminated in accordance with this Section (the “Term”). Either party may terminate this Agreement (A) after a three (3) year period and upon sixty (60) day prior written notice, or (B) immediately upon written notice, in the event the other party materially breaches this Agreement.

Section 3(b) Stock issuance shall be supplemented after subpart iv) and before subpart c) to include the additional subparts follows:

v.	75,000 shares upon achieving $10,000,000 in total revenue; and

vi.	100,000 Shares upon achieving $25,000,000 in total revenue.

Section, 7, Notices shall be deleted in its entirety and replaced with the following:

7.	Notices. All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered if delivered personally, by email, or by nationally recognized overnight courier (for example and not by way of limitation): Federal Express, United Parcel Service, Airborne Express), with acknowledgment of addressed to the party to receive the same at its address above, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 7.

If to the Consultant: Timothy

Cabrera / Graphene Holdings,

LLC 11718 SE Federal Hwy,

Suite 372

Hobe Sound, FL 33455

info@grahene-holdings.com

If to the Company: Vinco

Ventures, Inc

1 West Broad Street Suite

1004

Bethlehem, PA 18018

Info@vincoventures.com

After Part 11 and prior to [Signature Page Follows] the part 12 below, shall be included in the Agreement:

12(New): Compensation Shares under Section 3(b):

(a)	Company will defend the Shares against any and all claims and demands of all persons at any time claiming an interest therein

(b)	All advances, charges, assessments, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Cabrera in exercising any right, power or remedy conferred by this Management Agreement, or any enforcement thereof, or to preserve the value of the Shares, shall become a part of the indebtedness secured hereunder and shall be paid to Cabrera by Company immediately upon demand.

(c)	The Compensation Shares have been registered under the Securities Act of 1933 pursuant to an effective registration statement filed and effective 16 July 2020 and in each case only in accordance with applicable state securitieslaws.

(d)	Consultant has not acquired the Compensation Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the 1933 Act) in the United States in respect of any of the Securities which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Compensation Shares;

(e)	the Compensation Shares are not subject in the United States to a hold period from the date of issuance;

(f)	the decision to execute this Agreement and accept Compensation Shares in lieu of cash payment hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company other than those made by the Company in the information the Company has filed with the SEC;

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the original Agreement to be duly executed on the day and year first written above.

Vinco Ventures, Inc.

By:

Name:	Christopher Ferguson

Title	C.E.O.

Graphene Holdings, LLC

By:

Name:	Timothy Cabrera

Title:	Managing Member

Scalematix, LLC

By:

Name:	Christopher Ferguson

Title:	Managing Member and CEO of Vinco Ventures, Inc. (sole owner of Scalematix, LLC)

TCBM Holdings, LLC

By:

Name:	Jimmy Wayne Anderson

Title:	Managing Member, and CEO of Global Technologies, Ltd. (sole owner of TCBM Holdings, LLC)